Exhibit 99

SAKS FIFTH AVENUE ENTERPRISES TO CLOSE EIGHT SAKS

FIFTH AVENUE STORES AND THREE OFF 5TH STORES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (October 1, 2004)—Saks Fifth Avenue Enterprises (“SFAE”), a business segment of retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”), today announced it intends to close eight Saks Fifth Avenue stores and three Off 5th stores. One of the Saks Fifth Avenue stores to be closed will be converted into an Off 5th store.

Fred Wilson, Chairman and Chief Executive Officer of Saks Fifth Avenue Enterprises, commented, “After completing an extensive review of our store base, we are taking steps to rationalize our real estate portfolio to improve profitability. We intend to close eight Saks Fifth Avenue stores and three Off 5th locations, which represent approximately seven percent of SFAE’s square footage but less than four percent of the revenues. These actions will permit our team to focus capital, inventory, and other resources on our most productive units and will further strengthen our brand.”

Wilson continued, “The stores to be closed generate annual revenues of approximately $90 million. Subsequent to the closings and the one conversion, we will operate 56 Saks Fifth Avenue stores with 6.2 million square feet of space and 52 Off 5th stores with 1.5 million square feet.”

Details of the planned store closings and the conversion are as follows:

Location	Mall	Building Owned/ Leased	Gross Sq. Ft. (in thous.)	Planned Closing or Conversion Date
Store Closings:
Saks Fifth Avenue:
Carmel, CA	Carmel Plaza	Leased	48,000	January 2005
Garden City, NY	Freestanding	Owned	106,000	January 2005
La Jolla, CA	Freestanding	Leased	46,000	January 2005
Pasadena, CA	Freestanding	Leased	38,000	January 2005
Fort Worth, TX	North East Mall	Leased	100,000	To be determined
Mission Viejo, CA	Mission Viejo Mall	Leased	100,000	To be determined
Palos Verdes, CA	Avenue of the Peninsula	Leased	47,000	To be determined

Subtotal – Saks Fifth Avenue			485,000

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Off 5th:

Worcester, MA	Worcester Commons	Leased	29,000	October 2004
Grove City, PA	Grove City Factory Shops	Leased	20,000	January 2005
Nashville, TN	100 Oaks Mall	Leased	25,000	January 2005

Subtotal – Off 5th			74,000

Grand total to be closed			559,000

Conversion (Saks Fifth Avenue to Off 5th):
Hilton Head, SC	Mall at Shelter Cove	Leased	50,000	January 2005

The Company will continue to meet its obligations to operate the Fort Worth, Mission Viejo, and Palos Verdes stores until satisfactory arrangements can be negotiated to divest these locations.

Approximately 700 associates will be affected by these closings. All affected associates either will be offered transfer opportunities to other stores or will receive appropriate severance packages.

“While this is a good business decision, it was certainly a difficult one to make,” Wilson noted. “We are very appreciative of the service, loyalty, and countless contributions of the Saks Fifth Avenue and Off 5th associates in these stores. We know this is a challenging time for the associates who are being affected, and we are committed to offering them other opportunities within the organization where appropriate and to ensuring that all associates are treated fairly and provided assistance during this time of transition.”

As a result of these actions, the Company will record charges related to asset impairment, lease terminations, inventory write down, and severance costs, which will be partially offset by gains on the disposition of one or more stores. The net pre-tax charge is expected to be approximately $35 million over the balance of the current fiscal year (comprised of approximately $35 million in non-cash charges and $5 million in cash charges, offset by approximately $5 million in net cash gains). Additional charges (primarily cash), currently estimated at $25 million to $35 million on a pre-tax basis, are anticipated in future periods (principally 2005).

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “Since our acquisition of Saks Fifth Avenue in September 1998, we have worked to reposition the real estate portfolio for improved long-term productivity and growth. This has included opening select new stores, remodeling high-potential stores, and closing locations that were underperforming or inconsistent with our brand positioning. These planned store closings are a continuation of that strategy.”

Since September 1998, the Company has opened fourteen Saks Fifth Avenue stores, made substantial capital investments to the core Saks Fifth Avenue franchise (including the New York City flagship, Beverly Hills, Chicago, San Francisco, Tyson’s and Chevy Chase in metro Washington, D.C., Bal Harbour, Miami Dadeland, and Troy, Michigan), and closed six underperforming Saks Fifth Avenue stores. Seven of the fourteen stores opened were negotiated by the post-acquisition management team (Columbus, Ohio; Birmingham, Alabama; Las Vegas, Nevada; Indianapolis, Indiana; Richmond, VA; Raleigh, North Carolina; and Plano, Texas), and each of these seven stores is projected to be profitable on a four-wall basis in 2004 and beyond.

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About Saks Incorporated (the “Company”)

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE) which currently consists of 64 Saks Fifth Avenue stores totaling 6.7 million square feet and 54 Off 5th stores totaling 1.5 million square feet. The Company also operates its Saks Department Store Group (SDSG) with 239 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 31 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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